SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): September 7, 2004

TETRA Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-18335	74-2148293
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

25025 Interstate 45 North, Suite 600

The Woodlands, Texas 77380

(Address of Principal Executive Offices and Zip Code)

(281) 367-1983

(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 7, 2004, TETRA Technologies, Inc. entered into a five-year $140 million revolving credit facility with Bank One, NA and Wells Fargo Bank, N.A., as syndication agents, Bank of America, National Association, as administrative agent, and Comerica Bank, as documentation agent. The facility has a $50 million sublimit for multi-currency loans, a $15 million sublimit for swingline loans and a $35 million sublimit for letters of credit. The Company may increase the revolving commitments up to a maximum of $200 million with the agreement of existing or additional lenders. The facility is unsecured and guaranteed by the Company’s material domestic restricted subsidiaries.

Borrowings generally bear interest at LIBOR (London Interbank Offered Rate) plus interest at a scale from .75%, if the Company’s leverage ratio is less than 1, to 1.75%, if the Company’s leverage ratio is greater than 2.5. The leverage ratio is the ratio of the Company’s funded indebtedness as of the date of determination to the Company’s consolidated earnings before interest, tax, depreciation, amortization and any non-cash charges, pro forma for any acquisitions or capital expenditures, for the preceding four quarters.

The new revolving credit facility replaces the Company’s existing $95 million revolving credit facility. On September 7, 2004, the Company used borrowings under its new revolving credit facility to repay all obligations (including accrued interest and commitment fees) in the aggregate amount of $73.3 million outstanding under the existing credit facility, which was terminated. Letters of credit outstanding under the existing credit facility were transferred to a lender under the new revolving credit facility. Thereafter, as of September 7, 2004, the Company had $73.3 million of borrowings and $9.8 million in letters of credit outstanding under the new revolving credit facility.

The new revolving credit facility contains various customary covenants and other provisions. In addition, the Company is required to maintain a leverage ratio of 3.0 or less and a fixed charge coverage ratio of at least 1.15. The fixed charge coverage ratio is a measure of the Company’s ability to meet its fixed charge obligations, such as interest payments, scheduled principal payments and long-term lease obligations. Further, the Company is required to maintain a net worth of at least 85% of the Company’s net worth as of June 30, 2004, plus 50% of net earnings for each quarter since such date, plus 75% of net cash proceeds from any equity issuances after June 30, 2004.

Aggregate asset sales are restricted to the greater of $35 million or 20% of the Company’s net worth as of the date of determination, with certain limited exemptions. Further, the Company is generally limited to acquisitions and capital expenditures in the amount of $50 million per transaction up to an aggregate of $175 million per year, if, pro forma for such transactions, the Company’s leverage ratio would be less than 2.0.

Item 1.02. Termination of a Material Definitive Agreement.

In conjunction with the execution of the new revolving credit facility, the Company terminated its existing $95 million revolving credit facility with Bank of America, as administrative agent, and Bank One, NA, as syndication agent, that was due to expire on December 14, 2004. See Item 1.01.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01. The new revolving credit facility contains customary acceleration provisions in the event of default, with standard cure provisions.

Item 3.03. Material Modifications to Rights of Security Holders.

The new revolving credit facility will not allow the payment of cash dividends on the Company’s common stock while the Company is in default under the revolving credit facility or if, as a result of such dividend payment, an event of default would occur.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description
10.1

Credit Agreement dated as of September 7, 2004, among TETRA Technologies, Inc. and certain of its subsidiaries, as borrowers, Bank of America, National Association, as Administrative Agent, Bank One, NA and Wells Fargo Bank, N.A., as syndication agents, and Comerica Bank, as documentation agent, attaching the guaranty dated as of September 7, 2004, by the borrowers, as guarantors, to the Administrative Agent for the benefit of the lenders under the Credit Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TETRA Technologies, Inc.

By: /s/Joseph M. Abell

Joseph M. Abell

Senior Vice President & Chief Financial Officer

Date: September 8, 2004

EXHIBIT INDEX

Exhibit Number	Description
10.1

Credit Agreement dated as of September 7, 2004, among TETRA Technologies, Inc. and certain of its subsidiaries, as borrowers, Bank of America, National Association, as Administrative Agent, Bank One, NA and Wells Fargo Bank, N.A., as syndication agents, and Comerica Bank, as documentation agent, attaching the guaranty dated as of September 7, 2004, by the borrowers, as guarantors, to the Administrative Agent for the benefit of the lenders under the Credit Agreement